Exhibit 99.2

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EDITED TRANSCRIPT

SAFM - Q2 2014 Sanderson Farms Earnings Conference Call

EVENT DATE/TIME: MAY 29, 2014 / 03:00PM GMT

OVERVIEW:

Co. reported 2Q14 net sales of $660.7m and net income of $51m or $2.21 per share.

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MAY 29, 2014 / 03:00PM GMT, SAFM - Q2 2014 Sanderson Farms Earnings Conference Call

CORPORATE PARTICIPANTS

Joe Sanderson Sanderson Farms, Inc. - CEO and Chairman

Mike Cockrell Sanderson Farms, Inc. - Treasurer & CFO

Lampkin Butts Sanderson Farms, Inc. - President & COO

CONFERENCE CALL PARTICIPANTS

Akshay Jagdale KeyBanc Capital Markets - Analyst

Farha Aslam Stephens Inc. - Analyst

Brett Hundley BB&T Capital Markets - Analyst

Bill Armstrong CL King & Associates - Analyst

Michael Piken Cleveland Research Company - Analyst

Kenneth Zaslow BMO Capital Markets - Analyst

Jeremy Scott CLSA - Analyst

PRESENTATION

Operator

Good day, everyone, and welcome to the Sanderson Farms second quarter 2014 conference call. Today’s call is being recorded. At this time for opening remarks and introductions, I would like to turn the call over to Mr. Joe Sanderson. Please go ahead, sir.

Joe Sanderson – Sanderson Farms, Inc. - CEO and Chairman

Thank you. Good morning and welcome to the Sanderson Farms second quarter conference call. We issued a news release this morning announcing net income of $51 million or $2.21 per share for our second fiscal quarter of 2014. This compares to net income of $24.4 million or $1.06 per share during last year’s second quarter.

I will begin the call with some general observations, but before I do, I will ask Mike to give the cautionary statement regarding forward-looking statements.

Mike Cockrell – Sanderson Farms, Inc. - Treasurer & CFO

Thank you, Joe, and good morning, everyone. This morning’s call will contain forward-looking statements about the business, financial condition and prospects of the Company. The actual performance of the Company could differ materially from what we indicate by the forward-looking statements because of various risks and uncertainties. These risks and uncertainties are described in our most recent Annual Report on Form 10-K, and also in the Company’s quarter report on Form 10-Q filed this morning with the SEC in connection with our second fiscal quarter ended April 30, 2014, and also in our press release that we published this morning.

You are cautioned not to place undue reliance on the forward-looking statements made this morning and each statement speaks only as of today. We undertake no obligation to update or to revise our forward-looking statements and external factors affecting our business such as feed grain cost, market prices for poultry meat, and the overall health of the economy among others remain volatile, and our view today very well may be different from what it is a few days from now.

Joe Sanderson – Sanderson Farms, Inc. - CEO and Chairman

Thank you, Mike. Improving poultry markets and lower grain cost drove our results during our second fiscal quarter. Our sales volume of fresh chicken was up by 8.1% compared to last spring’s volume and reflected the fact that we were running our plants below full capacity during last year’s second quarter. Our feed cost per pound of fresh chicken processed decreased $0.078 per pound during the quarter compared to last year’s second quarter. On the other hand, our net sales price per pound of fresh chicken sold was lower by $0.031 per pound during this year’s second fiscal quarter when compared to last year.

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MAY 29, 2014 / 03:00PM GMT, SAFM - Q2 2014 Sanderson Farms Earnings Conference Call

Market prices were below last year’s prices during February and March, but improve significantly during April. — improved significantly during April. This reflects continued good demand for chicken products, as demand has remained relatively strong in the retail grocery store, and demand at food service has improved perhaps because chicken is competing against again this year with relatively high priced beef.

I will hasten to add that customer traffic at food service remains challenged by macro economic conditions. But demand for chicken products has improved.

Market prices for fresh chicken were mixed during the quarter. The average Georgia Dock price was 4.3% higher during the quarter than last year, reflecting continued strong retail grocery store demand. Overall, industry export volume through March is up slightly from last year, but leg quarter — bulk leg quarter prices were lower during the quarter than a year ago. Prices for boneless breast meat were flat with last year despite significant improvement in April. On the other hand, wing prices, while moving higher in April before retreating in May, have remained well below last year’s prices.

Prices paid per bushel of corn were lower during the quarter compared to last year’s second fiscal quarter, while soybean meal prices moved higher. The net result was that our feed cost and flocks processed were lower. Corn market prices moved higher following the March Planting Intentions Report and the USDA’s lower than expected estimate of ending stocks as exports continue to outpace forecast and ethanol production implied corn demand above USDA’s estimates.

However, the almost 92 million acres of corn the USDA expects to be planted in the US this spring could still produce a near-record crop with good weather. Despite the relatively slow start, corn planting progress is now largely in line with historical averages. And while getting seeds in the ground doesn’t mean a lot for future grain prices and feed cost, it is a necessary first step in realizing a good crop.

I will note that some planting date risks remain because of lagging rates in Wisconsin, Ohio, and Michigan. For now though, old soy crop prices remain very tight. And the USDA has lowered the expected corn carryout in each of its last four reports. These supply issues mean that we will need good weather this summer to rebuild soy supplies and maintain lower-priced corn.

Given where futures prices closed yesterday on the Chicago Board of Trade, have repriced all of our needs through the end of the fiscal year at yesterday’s close. Cash corn and soybean meal prices during fiscal 2014 will be $125 million lower than a year ago. This number includes the additional volume of grain we will need to purchase this year to feed the additional chickens we have on the ground now that we are back in full production. These lower costs will translate into a savings of $0.0511 per pound of chicken for the year.

In addition to our cost, we will be closely watching chicken markets and production numbers. Weekly excess continued to trend slightly higher than a year ago. The breeder flock, however, remains constrained. And given the size of the breeder flock, I do not expect to see a significant increase in production over the short term.

Our attention for the balance of the year will be on several things. First, we will continue to focus our attention on those things we can control, such as our operating efficiencies and sales execution. We will keep an eye on the still-fragile economic recovery in the United States and the world.

We believe the improved demand we are enjoying at food service is a result of high-priced beef, not more foot traffic in restaurants. Foot traffic will increase as employment numbers improve and consumers gain confidence. We will also keep an eye on the development of this year’s corn and soy crops, and hope for good weather.

Finally, Lampkin will discuss export markets in a moment. But we will watch the developments of avian influenza in China, Mexico, and other countries and monitor any impact it may have on export demand. As always, in our industry there are many moving parts that will impact our results. Much of what we are watching that will influence our business is out of our control. So while we will keep an eye on the grain crop, macroeconomic conditions, AI in China, and employment numbers, we will focus on our — we will focus our efforts on improving our efficiencies, getting the most for our shareholders from our assets and executing our next phase of growth.

With respect to our growth, construction in Palestine is on schedule and coming along well. We will have pullets on the ground in a matter of days and we continue to target the first calendar quarter of 2015 to begin operations there.

At this point I will turn the call over to Lampkin for a more detailed discussion of the market and our operations during the second quarter.

Lampkin Butts - Sanderson Farms, Inc. - President & COO

Thank you, Joe, and good morning, everyone. As Joe mentioned, market prices for poultry products were mixed during the quarter when compared to our second quarter last year. The average Georgia Dock price during our second quarter was 4.3% higher than last year’s second quarter, averaging $1.06 per pound during the quarter compared to $1.015 per pound last year. The Georgia Dock price for this week is $1.095 per pound, which compares to $1.05 per pound for the same week last year.

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MAY 29, 2014 / 03:00PM GMT, SAFM - Q2 2014 Sanderson Farms Earnings Conference Call

The Georgia Dock price reflects continued strong demand for chicken and retail grocery stores, and remains at record levels. Bulk leg quarter prices were lower for the quarter compared to last year’s second quarter, averaging $0.439 per pound during our second quarter this year compared to date $0.505 per pound last year.

Through March, industry export volumes were up 3% compared to last year. The value is lower by 2.7%. Urner Barry bulk leg quarters are currently quoted at $0.49 per pound. Export demand from Mexico, Angola and Hong Kong is up, but exports to China and Russia were all fairly significantly through March.

Prices for jumbo wings were lower during our second quarter than last year’s second quarter. Jumbo wings average $1.09 per pound, down 27.9% from the average of $1.51 per pound during last year’s second quarter. The current Urner Barry quote for jumbo wings is $1.10 per pound. Boneless breast prices improved significantly during April, but on average were flat with last year’s second quarter, increasing 0.1% when compared to the second quarter a year ago.

The second quarter’s average Urner Barry price was $1.57 per pound. Today the Urner Barry quoted market for boneless breast is $2.03 per pound, as prices increased significantly during April and continue to move higher during May. The overall result of these market price changes was a decrease of $0.031 per pound in our average sales price per pound of chicken sold.

We sold 773.1 million pounds of poultry during the second quarter, an increase from 714.9 million pounds sold during last year’s second quarter. We processed 762.2 million pounds of dressed poultry during the quarter, up 8% from the 705.8 million pounds we processed during last year’s second quarter. We previously projected we would process 752 million pounds during the quarter, and slightly higher yields and a few more head processed made at most of the difference from our projection.

For the first six months of the year, we sold 1.49 billion pounds of poultry products compared to 1.44 billion last year, and processed 1.49 billion pounds this year compared to 1.44 billion last year. We now expect to process approximately 3.14 billion pounds of fresh chicken this fiscal year, an increase of approximately 3.4% compared to 2013.

We estimate we will process approximately 815.1 million pounds in our third fiscal quarter and approximately 837.7 million pounds during our fourth fiscal quarter. Both of these estimates could, of course, be impacted by weather, bird performance, and other factors, some of which are beyond our control.

Our third-quarter guidance is slightly lower than previous guidance as we now expect to process fewer heads than our previous estimate, while our fourth-quarter guidance is slightly higher than our previous guidance to reflect higher target bird weights.

Results and margins at our prepared foods division improved during the second quarter and we expect further improvement during the second half of the year. We sold 33.3 million pounds of processed chicken at our foods division through the first half of this year compared to 22.5 million pounds through the first half of last year. The significant increase in pounds processed and sold reflects demand from a few new customers.

The average sales price through the first half of the year decreased $0.075 per pound compared to last year. But our costs per pound were lower by almost $0.10 per pound. We will benefit from higher volume during the back half of the year and expect steady improvements at the foods division.

At this point I will turn the call over to Mike Cockrell, Chief Financial Officer.

Mike Cockrell - Sanderson Farms, Inc. - Treasurer & CFO

Thank you, Lampkin, and good morning again. The 6.4% increase in net sales for the quarter to $660.7 million from $621.2 million last year was the result of an increase in the pounds of poultry products sold, offset by a decrease in the sales price per pound. The 1.8% decrease in our cost of sales for the three months ended October — or, excuse me, April 30, as compared to the same three months during fiscal 2013 was a result of lower the cost per pound of poultry products processed of $0.078 per pound, or 19.1%, offset by an increase in poultry pounds sold at 58.2 million pounds or 8.1%, and a 70.6% increase in prepared chicken pounds sold.

Feed cost for the quarter accounted for 48.8% of our cost of poultry products sold compared to 53.4% last year. The $13 million increase in SG&A expenses for the first half of the year reflects increased accruals for advertising and marketing expenses, additional trainee cost as we prepare for our growth, and start-up expenses in Palestine. SG&A expenses during our second quarter also included an accrual of $4 million for probable liability associated with the performance share grants made November 1, 2012. Those grants will be earned by the managers who received them based on fiscal 2013 and 2014 performance. And based on year-to-date performance in 2014, we now deem it probable that those grants will be earned. We will accrue approximately $226,000 per month through October 2015 for these grants.

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MAY 29, 2014 / 03:00PM GMT, SAFM - Q2 2014 Sanderson Farms Earnings Conference Call

As a percent of sales, SG&A expense increased from 3.3% to 4.3%. Recall that all costs associated with our new Palestine facility will be charged to SG&A until the new plant begins operations. Those costs were $1.2 million during the quarter and we expect $1.8 million and $2.1 million respectively during our third and fourth fiscal quarters.

Now let me mention just a couple of things about SG&A expenses for the balance of the year. As many of you know, our SG&A expenses typically increase during our third and fourth fiscal quarter with we began accruing for possible bonuses and an ESOP contribution. Under applicable accounting rules, we don’t begin accruing these items until we deem payment of the bonuses or the ESOP probable. We are typically in a position to better gauge the probability of these payments after we get a better read on our grain cost and chicken markets as we move through the summer growing season.

Our employees will earn bonuses under our earnings per share bonus program if the Company earns at least $5.81 per share and will earn top bonuses if we earn $6.87 per share or more. At the threshold level, this program would cost approximately $1.1 million, and if top bonuses are earned, it would cost approximately $22 million. Our key managers will also earn a bonus if the Company’s earnings place it in the top third of Agri Stats.

At the threshold level, the Agri Stats bonus program will cost approximately $1.8 million. If the Company finishes in the top 10% of Agri Stats, the program will cost approximately $5.5 million.

With respect to the ESOP, the Board of Directors will typically approve an ESOP contribution of approximately 4.2% to 4.5% of operating income, and we will approve accordingly as we move through the balance of the year. Accruals for these programs, if we deem them probable, will affect the third quarter more than the fourth, since we will accrue approximately 2/3 to 3/4 of what we conclude to be — of what we conclude will be the probable cost of these programs during our third fiscal quarter to catch it up.

We are currently budgeting about $2.5 million for SG&A expenses during the third and fourth quarters before any of these accruals.

Interest expense decreased from $1.8 million to $700,000 during the quarter, reflecting lower outstanding balances under our revolver. Going forward, interest costs should be lower than the previous year for the next two fiscal quarters as our outstanding debt has continued to move lower. We have no draws outstanding under the revolver, but we do have $13.9 million in letters of credit outstanding, leaving $586.1 million available to us as needed.

We paid the third of five annual $10 million payments under our $50 million fixed term debt in April, and that leaves $20 million outstanding under that loan. Our debt to cap ratio at the end of the second quarter stood at 3.8%, and that is down from 21.2% at the end of last year second quarter.

Our working capital at the end of the second quarter was $288.2 million and our shareholders’ equity stood at $748.2 million. The Company’s effective tax rate for the quarter and the six months ended April 30, 2014, was 34.5% and 34.6% respectively. And for the balance of the year, we expect the tax rate to be approximately 34.5%.

We now expect to spend approximately $175 million on CapEx projects during fiscal 2014, and have spent $66 million through the first half of the year. Of this total, $23.6 million was spent in Palestine and we expect to spend $110 million in Palestine during the fiscal year.

We intend to use cash flows from operations to fund the balance of our capital budgets. Our depreciation and amortization for the first half of the year was $30 million and we expect approximately $62 million for the full fiscal year.

Dana, that now completes our prepared remarks and you can open up the call for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). Akshay Jagdale, KeyBanc.

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MAY 29, 2014 / 03:00PM GMT, SAFM - Q2 2014 Sanderson Farms Earnings Conference Call

Good morning. I have been on and off your call. We have had a few things going on in the sector, but congratulations on a good quarter. Can I ask you a little bit just about your balance sheet? And I know you are building a plant and making progress there.

But help me understand strategically how you are thinking about your balance sheet in light of significant cash generation that we are expecting the industry and you to have over the next year or so given the supply constraints. I mean are you considering, with all of your competitors considering buying other assets, are you considering accelerating your organic growth plan? Is that something you sort of tested your balance sheet on, or you just want to get this one plant done first before you do anything like that?

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

Well, I don’t — we will — I don’t think it would be a surprise to anyone that we want and need to build a big bird deboning plant in Carolina. We have a feed mill in Kinston. We had a site that we left because of legal issues. We have customers in the Northeast corridor. So we feel like our balance sheet would support us building a plant there.

We will take a look at the end of this crop year. We will do our regular examination. We’ll see if we if our balance sheet would support it.

We would see if we — we will look at the environment, the market crop and we will see if we have the people and we will see if we are operating well enough. And if we have a site and our Board approves, we would — it would be time to build a plant in my judgment.

Akshay Jagdale - KeyBanc Capital Markets - Analyst

That’s helpful. But what I am really trying to get at is, is it more likely now given what you know about supply? Like do you feel — it seems like you feel there’s more certainty that supply is going to remain constrained. Is that fair?

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

No. That doesn’t have anything to do with our decision. We build a plant for the next 50 years. We opened up Waco in 2007, and 2008 was a horrible year. We opened up Kinston in 2011 and that was the worst year in the world. We don’t try to time — that has nothing to do with our decision.

Our decision is based on those things I — our balance sheet, whether we have people, whether we are operating well, whether we can manage it. That will — it doesn’t matter about what we think supply is going to be. I can’t ever guess what supply is going to be, what markets are going to be, or what the weather is going to be about the crop.

Akshay Jagdale - KeyBanc Capital Markets - Analyst

Maybe another way to ask it is what you do know is your balance sheet, right? So I mean it just looks like profitability is — it is as good as it has ever been right now. And I’m assuming it is the same for you. We see that in the spot market.

So your balance sheet is, even though you are building this new plant, probably going to be able to take on another plant. Am I looking too much into it? It is too early I guess is the best way to think about it.

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

Well, Akshay, as soon as we get the ground and our Board approves it, we are obligated to announce it.

Akshay Jagdale - KeyBanc Capital Markets - Analyst

Okay. And a couple of questions for Mike, just on feed cost. I’m sorry if you have mentioned this earlier, but how should we think about your feed cost sequentially? And more importantly, your non-feed COGS surprised me as being high this quarter. I am assuming that has something to do with the adverse weather, because you did produce and sell a lot more pounds and we were expecting the efficiency sort of to kick in more this year.

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MAY 29, 2014 / 03:00PM GMT, SAFM - Q2 2014 Sanderson Farms Earnings Conference Call

So can you help me think about those two metrics on a pound basis sequentially, like at least directionally how we should be thinking about that?

Mike Cockrell - Sanderson Farms, Inc. - Treasurer & CFO

Yes I will do my best. As we said during the prepared remarks, grain costs are going to be down $0.0511 per pound for the year. But they have already been down more than that. So obviously you conclude from that, that in the third and fourth quarter, the benefit won’t be as great.

Actually, right now if we were to price everything in the third quarter, soybeans would be up almost $20 million compared to the same quarter a year ago, even though corn would be lower. So, the benefit moving forward isn’t quite as good. We are looking right now based on where the grain board is today, May grain cost would be up compared to April about [a penny and a third], and almost $0.005 in June, and then back down again a little bit in July. So sequentially I would assume you will be budgeting a little bit higher grain cost.

As far as the non-feed COGS, you know we — they were $0.31 a pound in 2010. 2011 we opened up the Kinston plant. They went up $0.02 and they stayed at that level. They trended down a little bit during our second quarter, maybe not quite as much as we were signaling, but I think we will continue to improve that. I don’t know how much, Akshay.

As you know that’s — but we won’t get back to $0.31. Since 2010 we have had the two big drivers there are grower pay and labor. We have given raises every year since then.

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

To both of them.

Mike Cockrell - Sanderson Farms, Inc. - Treasurer & CFO

Yes, to both.

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

You have also added some (multiple speakers) deboning to it, to the plant.

Mike Cockrell - Sanderson Farms, Inc. - Treasurer & CFO

Yes, and fixed cost with the new plant in Kinston. I think they will continue to trim down $0.005 or so, but can’t tell you exactly what they are going to do.

Akshay Jagdale - KeyBanc Capital Markets - Analyst

Okay and just one last one on supply. Are you more or less certain, or at all; I mean or has your view changed at all on supply? I mean we seem to be more confident, although I would admit we can’t predict supply either.

But it just seems like there is some major constraint and that is evident in the exit data despite record margins. We are just not seeing any movement on supply. What is your latest view on supply? Does it seem like there is some constraints? And how long do you think before the industry can put more pullets on the ground?

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

I talked with one of the primary breeders this week and we still believe that you are not going to see a significant increase in pullets on the ground this year. They had — the primary breeders had cut their stock back because the industry was cut back.

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MAY 29, 2014 / 03:00PM GMT, SAFM - Q2 2014 Sanderson Farms Earnings Conference Call

When they were being asked to — for more pullets, they had to go get housing and they had — the housing they had had before had either been abandoned or put to other use. They had to recruit growers. Those growers had to get financing, which takes some time, then they had to build the houses. And that is a year-long process.

And then they had to growth the grandparent stock and they had to produce the parent stock. So my guess is pullet placements for calendar year 2014 is going to be up 2%, 2.5%. And then you will probably see some more in 2015 on top of that. So I don’t think you are going to see very much this year. I think it will be next year sometime before you will see significant expansion.

And then what we have out in the field, the breeder flock we have out in the field right now, if you look at Agri Stats, you will find most of them are as productive as they were a year ago with one exception. There is a male out there that has slipped. We happened to — that is the male that we have. And it is just not as productive as it has been in the past.

We are having to keep hens longer because of low hatch. And some of it is our fault, the way we have handled the male, and some of it is the male itself has slipped and is not as productive as it was. And we can see that in our own operation and we can also see it, that male, at other operations if you look at Agri Stat.

So that is why the hatch, and if you look at the hatch on USDA numbers, it is down 1%. But it is only occurring at that one male which is 20%, 25% of industry production. All the other breeds are doing about what they did a year ago.

Akshay Jagdale - KeyBanc Capital Markets - Analyst

Perfect. Thank you. I’ll pass it on.

Operator

Farha Aslam with Stephens Incorporated.

Farha Aslam - Stephens Inc. - Analyst

Good morning. Congratulations on a great quarter. Two quick follow-ups. A segment we don’t often talk about is your prepared foods. But it is clearly doing very, very well. Could you provide us with some more color in terms of what capacity you are at and how you are getting the costs down in that business while breast meat prices are going up?

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

Volume is what — we are almost full capacity on our Cook Line; probably 75% capacity on the IQF line. IQF is kind of new to us. We have never had quite that much capacity there. Cook Line just got sold out. The volume is what is driving the lower costs there.

And we just have been unwilling to — this started with us in 2008 when food service took a beating, we lost a lot of business there. And we had put in the IQF line and we have two Cook Lines and we are going to probably have to take, add another Cook Line up there. But our guys are just finally some sales came through for them. We want to keep it at about 10% of our sales. We don’t want to — we are not crazy on prepared foods.

Farha Aslam - Stephens Inc. - Analyst

And on your volume that has come in, is that because of increased demand for chicken products as these (technical difficulty) prices have gotten higher?

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

I think it is increased demand. Some of it is, yes.

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MAY 29, 2014 / 03:00PM GMT, SAFM - Q2 2014 Sanderson Farms Earnings Conference Call

Farha Aslam - Stephens Inc. - Analyst

And then my final question is we have talked a lot about supply increasing in 2015. What are your thoughts about demand going into 2015? We noted that you had mentioned that this increased supply, the demand for chicken is really driven by beef. You didn’t mention pork in that whole mix. Could you share with us your thoughts on demand?

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

Well, when I mentioned beef, I meant to mention it about food service. That was the context in which I was talking about beef. We don’t really compete with pork so much in food service sector. We do compete at retail with beef and pork.

And I will clarify. I do think one of the — we are — when I look at this market that we are in right now, it is clearly because of high price. Particularly at retail it is — the market we are in right now is clearly a spike market.

This is — it is not like last year. This is like 2004. This is unique. This is — and I think the thing that kicked it off was low volume chicken, high-priced beef. And the thing that really triggered it was PED virus in pork. And when pork ran up so high last month, or March maybe, and in April, that really was — particularly at retail, that started the Georgia Dock moving in April to a record number.

But particularly at retail, it definitely — we are definitely being affected by high-priced beef and high-priced pork. And this is a — this market is like 2004. It is not like last year. Totally different animal. And I think it is a unique situation.

Food service is — big bird deboning is very strong. And retail, we have had calls from retailers that we don’t do business with on a regular basis looking for product. And it is an unusual market.

Farha Aslam - Stephens Inc. - Analyst

Great. Thanks for the added color. Appreciate it.

Operator

Brett Hundley, BB&T Capital Markets.

Brett Hundley - BB&T Capital Markets - Analyst

Good morning, gentlemen. Joe, I just wanted to circle back to that comment you had made on the particular male breed that you and the industry are having a little bit of trouble with. Can you just talk a little bit more about what the industry is doing to remedy that situation, if anything?

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

Well, the only thing you can do is hold — instead of selling hens — the only thing you can do is hold hens longer. Instead of selling them at 65 weeks, you hold them another two weeks to get more eggs. And the result of doing that, they are less productive and the hatch ability goes down. Instead of having 85% hatch, or the industry normally has an 83% or 84% hatch. We normally have a little bit higher than that. But our hatch is way below that now.

And we did something at six of our production divisions. Part of this is our fault. We have two divisions that are hatching 85%. The other six are not. We did something wrong to our males and — but then there is another answer, too.

Our breeder has a new male out and that male is doing fine. It is a male that you all wrote about that yields more breast meat. And that male — there’s not very many of them in the field right now, but that male is hatching excellently. And we are switching to that male.

We will be fully switched as far as placements by September, and which means we will have that male in the field by February and March. And we will have chickens by this time next year. That’s the main switch you will make.

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MAY 29, 2014 / 03:00PM GMT, SAFM - Q2 2014 Sanderson Farms Earnings Conference Call

Brett Hundley - BB&T Capital Markets - Analyst

That’s really helpful. And honestly I think from a timing perspective, is that pretty much the expectation that overall industry hatch can improve as you have newer birds at the field kind of maybe calendar Q1 2015? Is that fair?

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

Well, when we go to our fall cutback, we are going to do our normal fall cutback. When we do that, our hatch will improve then. We will get rid of these older hens by then.

And we may get — we may — as we are placing hens and males now, they won’t be experiencing the problems. We did this back in the fall and the first calendar quarter. What we are placing on the ground now, we are not — they are fine.

It is not the young ones. It is our older males that we — we actually frankly, honestly, we just overfed them. And they got too heavy. And we did that in six out of eight divisions trying a new feeding program and it was — just didn’t work.

What we are placing on the ground now and what we have been placing for the last two or three months, they are doing fine. It is just what we did last fall and maybe January, February is where we messed up.

Brett Hundley - BB&T Capital Markets - Analyst

Okay. And I have two other questions for you. Boneless skinless prices have started to regain some momentum again. And I’ve asked this of others, I would love to get your opinion.

Do you see — can boneless skinless prices track the arc that they did last year? Could you see boneless skinless getting back to levels of a year ago? Or what is your outlook for breast meat pricing as we head into summer here?

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

Well, this year is totally different than last year. Boneless skinless peaked in May and then went down. It feels different to me this year because beef and pork are so high. Boneless this week is quieter, but it is trading for $0.05 to $0.07 back of the Urner Barry, which is pretty strong for the last week of the month.

We feel like next week, first week of the month, it may have a little bit more fire in it. But, I can’t ever guess that. I don’t have a clue.

But this year is different than last year. This market is totally different than it was a year ago.

Last night, on television, you had McDonald’s and KFC, Wendy’s and Golden Corral all advertising at the same time. What happened this year was no advertising. This was typically demand and supply and strong, strong food service. And it was people substituting boneless, in my judgment for beef, for high-priced beef in food service. That is what drove Urner Barry.

Brett Hundley - BB&T Capital Markets - Analyst

Okay. And lastly, if there were to be some weather event this summer, do you think that changes industry desires on expansion and all? I mean obviously it depends on the type of weather event, but in that type of scenario as a backdrop, can you explain some of the contracts and the conversations that you have with primary breeder companies and how that might change the game going forward?

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

I don’t think — I think — I don’t think the prime — I think the primary breeders are constrained. One breed has roughly 8% out there as being eliminated. And they had are put their orders in to two other breeders, three other breeders for product.

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MAY 29, 2014 / 03:00PM GMT, SAFM - Q2 2014 Sanderson Farms Earnings Conference Call

And they are going to get — that takes up — that is a pretty big number that they had in place to take from the two other breeders. And then two other breeders had cut back, and I just don’t think there is going to be but 2% — I don’t think any weather thing is going to change. Everybody is making a lot of money and — but they just can’t get the product. The product is not available. I still say at the end of the day it is going to be 2% to 2.5% more pullets on the ground when you finish this calendar year.

Brett Hundley - BB&T Capital Markets - Analyst

Okay. Thanks so much.

Operator

Adam Samuelson, Goldman Sachs.

Unidentified Participant

Good morning. This is Jason filling in for Adam. First, congratulations on a great quarter. I guess my question is in regards to your contract growers.

First, two parts. Have you seen their access to financing improve? And do you see any potential for those cost savings to be shared by you? And then, second, I assume a lot of those growers are either growing for Palestine or building out their houses concurrently. Have you been able to fully source your needs for Palestine and have these growers been able to secure their product financing? Thanks.

Mike Cockrell - Sanderson Farms, Inc. - Treasurer & CFO

We hadn’t — I hadn’t heard of any problem. (multiple speakers)

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

No issue with finance.

Mike Cockrell - Sanderson Farms, Inc. - Treasurer & CFO

No issue with financing.

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

No issue with grower interest; grower interest is very good and construction is underway.

Mike Cockrell - Sanderson Farms, Inc. - Treasurer & CFO

Yes, we are building and we have had no problems with attracting growers. And I hadn’t heard Randy say what the financing was.

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

I don’t know what interest rate —

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MAY 29, 2014 / 03:00PM GMT, SAFM - Q2 2014 Sanderson Farms Earnings Conference Call

Mike Cockrell - Sanderson Farms, Inc. - Treasurer & CFO

I don’t know what interest rate they are paying, but there has been really, really good demand or interest from banks. The growers in Texas have plenty of options available to them.

To answer the first part of your question, their financing rates are what they are. We contract with all of our growers and pay them under our 15-year contracts an amount, a formula and that doesn’t change based on what their financing is. We don’t get to pay them less because they did a really good job negotiating their loan.

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

All our growers make the same amount across the — if they are — all of our trade pack make one rate, all of our big bird deboning make another. It’s very attractive. We need to keep it that way, so we can attract growers and keep building complexes.

Unidentified Participant

Okay, that is very helpful. Thank you.

Operator

Michael Piken, Cleveland Research.

Michael Piken - Cleveland Research Company - Analyst

Congratulations on a good quarter. I just wanted to delve a little bit deeper in terms of the wings market in your outlook for later this year. Last year we did not really see much of a bounce during football season. Do you have any feel for how wings promotions might shape up this fall?

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

We really don’t have any information about promotions this fall. It is very normal and seasonal for wings — wing prices to dip in the summertime. They have moved up a little bit in the last week, which frankly was a surprise to us. But it wouldn’t surprise me at the prices that we are seeing for that to attract promotions.

The wing concepts that we sell to, same-store sales are up in every one of them. So that is a positive for wings. Can’t predict the price, but certainly we think once we get closer to the football season we will see the wing market move up again.

Michael Piken - Cleveland Research Company - Analyst

Okay, great. And then in light of how expensive breast meat is now getting, as long — as well as red meat prices, I mean, have there been any of your food service customers that are considering doing some sort of promotion with dark meat or leg quarters?

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

We are not really selling as far as food service go, or food service we are not selling a lot of dark meat through our foods plant. We are seeing retailers feature a lot of chicken just because of what you see at half-price beef and pork, but it is — guess they are looking for features for all different types of chicken, not particularly dark meat. But they want to feature chicken.

Michael Piken - Cleveland Research Company - Analyst

Okay, great. Then shifting over to the feed cost side, have you guys locked in any basis over the rest of the year or are you completely on the market at this point?

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MAY 29, 2014 / 03:00PM GMT, SAFM - Q2 2014 Sanderson Farms Earnings Conference Call

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

We have our basis bought through July on corn and soy. And we feel it’s — we feel very good about it and we are pretty much hand to mouth.

We are very pleased with the way the planting is going. It looks great. They’ve made a huge catch-up. I was very pleased to see Minnesota. That was the only one that was — that and Ohio, maybe. But Minnesota made a great move.

And — but the planting has — a great report that came out Monday. Both corn and soy are average and moisture is everywhere. And it is off to a fine start.

Michael Piken - Cleveland Research Company - Analyst

Okay, great. And could you give us any feel for where those basis levels were hedged versus last year, just so we have some further color?

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

Hang on just a minute. Soy is about the same as it was a year ago. And corn is — is that for the quarter?

Mike Cockrell - Sanderson Farms, Inc. - Treasurer & CFO

No, that is for the year. Based on what —

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

It’s cheaper.

Michael Piken - Cleveland Research Company - Analyst

Cheaper on a year-over-year basis?

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

Yes. I can’t — this is not broken out.

Mike Cockrell - Sanderson Farms, Inc. - Treasurer & CFO

No, it is not broken out by quarter. That is just (multiple speakers)

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

Let me see. I think soy is about the same and corn has got to be a little bit cheaper.

Michael Piken - Cleveland Research Company - Analyst

Okay. Thanks a lot. I’ll pass it on.

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MAY 29, 2014 / 03:00PM GMT, SAFM - Q2 2014 Sanderson Farms Earnings Conference Call

Operator

Kenneth Zaslow, BMO Capital Markets.

Kenneth Zaslow - BMO Capital Markets - Analyst

Good morning, everybody. Couple of questions. Obviously most questions have been asked. Do you think that the industry margins for chicken are structurally higher over this cycle or over any cycle? Or do you think that we will return to normal margins over time?

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

I hadn’t compared these to 2004. But I am guessing they are — I mean, thus far, but they are not for May, are they?

Lampkin Butts - Sanderson Farms, Inc. - President & COO

No.

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

I think they are going to be like 2004. When you — May is going to be — I think thus far they have not been, but I think May is going to be like 2004.

Lampkin Butts - Sanderson Farms, Inc. - President & COO

Of course, whether or not they are structurally (multiple speakers) — I was just going to say it is a good question. But whether or not they are structurally different there’s just so many, so many factors that go into that. 2004 was a very different grain cost environment, plus you had really good chicken markets this year. Grain is — is grain structurally higher? I think you have got to ask that before you can talk about the margin structure being different now fundamentally than it was back then.

Kenneth Zaslow - BMO Capital Markets - Analyst

Okay. I guess I was trying to get a balance of if you think that production and demand, just how you think of it as any different. But I guess what you are trying to say is it is a cycle and nothing has changed over the last 10, 15 years. (multiple speakers).

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

No, you are right. That hasn’t changed. We are still — there are still going to be cycles.

Kenneth Zaslow - BMO Capital Markets - Analyst

How much new capacity do you think is coming online in 2015 and 2016?

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

(multiple speakers)

Kenneth Zaslow - BMO Capital Markets - Analyst

What do we know about? I think we know Pico, we know you. I think we know maybe one other. I was just curious on what the total capacity for 2015 coming online and 2016 coming online.

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MAY 29, 2014 / 03:00PM GMT, SAFM - Q2 2014 Sanderson Farms Earnings Conference Call

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

I think there will be another 2% to 3% on top of the 2% more pullets I think that are coming on now. I think there will be another 2% to 3% on top of that. I think there has been some capacity taken out of the industry. And at the end of the day, we think you can get up 212 million or 214 million eggs set, somewhere in that range.

Kenneth Zaslow - BMO Capital Markets - Analyst

For the next two years, though, so 2014, you said 2% to 2.5%. 2015 is a similar type thing, maybe a little bit higher, but in that range of below 3% though? Is that fair?

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

I think we can get 3% next year, 3% more pullets next year on top of this year.

Kenneth Zaslow - BMO Capital Markets - Analyst

Okay. And my final question is when you talk about — if the recovery in the third service actually happens, because eventually it has to come. So — and there is still high beef prices. Would that not be a double benefit to how the chicken pricing would be a benefit? Would that be a substantial benefit to you guys in how that would work out?

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

We think so.

Mike Cockrell - Sanderson Farms, Inc. - reasurer & CFO

Absolutely. As we have said, you have heard us say before, heard Joe say before that in 2007, Joe just said we might get to 214 million eggs a week. In 2007, in a normal demand year, we made a lot of money with 220 million eggs a week.

So, yes, you get 214 million and you get back to what we consider normal demand, particularly with this beef cycle still having to play out another couple of years and yes, 214 million doesn’t sound like too many in that environment. But who knows when and if that environment is going to return, or when, I should say.

Kenneth Zaslow - BMO Capital Markets - Analyst

Well, and then goes back to my first question, but I will leave it there. Because it does seem like there is structurally higher margins. But anyway, I will leave it there. Thank you.

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

I understand that. Yes.

Operator

Jeremy Scott, CLSA.

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MAY 29, 2014 / 03:00PM GMT, SAFM - Q2 2014 Sanderson Farms Earnings Conference Call

Jeremy Scott - CLSA - Analyst

Good morning. Couple of follow-ups on Farha’s question. I think prepared food, that was a nice surprise in the quarter. Can you give us — what’s the — with the new customers what do you think is the current run rate at a prepared foods volume? Is it 70? Is it 80?

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

We said earlier we are 100% on the Cook Line and about 70% on the IF line. So that put together is probably 90%. When you — a weighted average of all for the whole plant, 90%. But we are looking at adding some capacity up there.

Jeremy Scott - CLSA - Analyst

And just a follow-up on Ken’s question. You said recently that 2015 looks like it might compare to 2005. And we are talking about May looking like 2004. If I look back at 2004, your margins were somewhere 19%.

Obviously you don’t have the consumer today but 2005 let’s say the consumer starts to accelerate. The margins even in 2005 are 11.5%. I think The Street’s model is only about 8% for 2015. Do you think that could prove conservative on your EBIT margin?

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

Consumer is going to have to pick up labor participation and wages have to improve for that to happen. It is not just unemployment rate. Labor participation rate and wages have to improve to get the macroeconomic situation has to improve. But should that happen, that would be — that would mean your foot traffic in restaurants improves and that would be a very rosy picture.

Jeremy Scott - CLSA - Analyst

Okay. And then maybe zooming out a little bit looking a little longer term for Sanderson is the topic of the day, but over the next 10 to 15 years or so after the Carolina plant comes online, when you think about your expansion strategy and plans to penetrate new markets, do you envision M&A to play any role whatsoever?

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

We would never rule that out. What we have done has worked very well for us. But I would never, never rule out. We have done — I have done it. I participated and acquisition of Hammond and Collins and Foods and I know how to do that. And we have looked at some other stuff, but just going and building one works very well for us.

Jeremy Scott - CLSA - Analyst

Okay. Thanks a lot.

Operator

Bill Armstrong, CL King.

Bill Armstrong - CL King & Associates - Analyst

Good morning. Very quickly, can you please give us an idea what your current capacity utilization is?

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

We are at 100%.

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MAY 29, 2014 / 03:00PM GMT, SAFM - Q2 2014 Sanderson Farms Earnings Conference Call

Bill Armstrong - CL King & Associates - Analyst

Thank you.

Operator

And we have no further questions in the queue at this time.

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

Thank you for spending time with us this morning. We look for to reporting our results to you in August. Thank you.

Operator

Again, that does conclude today’s presentation. We thank you for your participation.

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